Exhibit 5.1

February 10, 2025

Board of Directors

ON Semiconductor Corporation

5701 North Pima Road

Scottsdale, Arizona 85250

Ladies and Gentlemen:

I have acted as legal counsel to ON Semiconductor Corporation, a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of $50,000,000 of deferred compensation obligations (the “Obligations”) of the Company. The Obligations are to be issued to participants pursuant to the terms of the onsemi Nonqualified Deferred Compensation Plan (the “Plan”). I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

In my capacity as Senior Vice President, Chief Legal Officer and Secretary of the Company, I have examined the (i) actions taken in connection with the issuance of the Obligations, and (ii) related corporate and other records of the Company that I considered appropriate.

On the basis of such examination and consideration of those questions of law I considered relevant, it is my opinion that:

1. The Plan has been duly adopted by the Company.

2. The Obligations, when issued in accordance with the terms of and subject to the conditions of the Plan, will be duly authorized and validly issued and will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plan, except as enforcement may be limited by (i) applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), moratorium, reorganization or other similar laws affecting creditors’ rights generally or (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

The foregoing opinions are limited to the federal laws of the United States and the laws of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

In rendering the foregoing opinion, I have relied to the extent I deem such reliance appropriate as to certain matters on statements, representations, and other information obtained from public officials, officers of the Company, and other sources believed by me to be responsible.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement and any subsequent amendment thereto. In giving such consent, I do not consider that I am an “expert” within the meaning of such term as used in the Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

/s/ Paul Dutton

Paul Dutton

Senior Vice President, Chief Legal Officer and Secretary

ON Semiconductor Corporation